Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Actively Managed Exchange-Traded Fund Trust of our report dated December 23, 2024, relating to the financial statements and financial highlights of Invesco Real Assets ESG ETF, which appears in Invesco Actively Managed Exchange-Traded Fund Trust’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Fund Service Providers”, "Statement of Additional Information", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

May 9, 2025